Exhibit 99.1

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

617-926-1551

Panacos Announces Stock Listing Transfer to The Nasdaq Capital Market

Watertown, MA (July 29, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced it has received approval from the Nasdaq Listing Qualifications Department to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. The transfer became effective as of the opening of the market on July 29, 2008.

As previously announced, Panacos received notice from Nasdaq on January 28, 2008, that the Company did not meet the minimum bid price of $1.00 per share, which is required for listing on The Nasdaq Global Market. The transfer to The Nasdaq Capital Market extends the requirement to achieve a minimum $1.00 bid price for at least 10 consecutive business days until January 26, 2009.

The Nasdaq Capital Market, comprised of over 450 companies, is one of the three market tier designations for companies listed on the Nasdaq. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, with Panacos continuing to trade under the symbol “PANC”. Securities listed on The Nasdaq Capital Market must satisfy all applicable qualification requirements for Nasdaq securities, and all companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

Panacos also noted its Board of Directors had decided to defer action related to implementing a reverse stock split within the range of 1:3 to 1:10. The reverse stock split was approved by Panacos’ stockholders at the Annual Meeting of Stockholders, which was held on June 19, 2008.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 12 clinical studies with bevirimat in over 500 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical trials. The Company has completed a Phase 2b dose escalation study of bevirimat (Study 203) and determined the optimal dose range. The retrospective clinical data from Study 203 resulted in the discovery of the patient response predictors to bevirimat, which now has been confirmed in multiple laboratory analyses and a prospective study.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program. The new understanding of the role of Gag polymorphisms in maturation inhibitor activity is unique to Panacos, and the Company is building a strong intellectual property position around its important discovery.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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